UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2014

Silver Bay Realty Trust Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 250

Minnetonka, MN 55305

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (952) 358-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The description of the securitization transaction and Loan Agreement in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On August 12, 2014, Silver Bay Realty Trust Corp. (“Silver Bay” or the “Company”) completed its previously announced securitization transaction, which involved the issuance and sale in a private offering of single-family rental pass-through certificates that represent beneficial ownership interests in a loan secured by 3,089 single-family properties sold to one of its affiliates from Silver Bay’s portfolio. In the transaction, Silver Bay sold $312,667,000 of certificates with a blended effective interest rate of LIBOR plus 1.92%.

The pass-through certificates have the following initial certificate balances and pass-through rates:

Class of Certificates	Initial Certificate Balance	Pass-Through Rate
Class A	$147,746,000	LIBOR + 1.00%
Class B	$37,681,000	LIBOR + 1.45%
Class C	$32,978,000	LIBOR + 2.05%
Class D	$30,423,000	LIBOR + 2.50%
Class E	$17,148,000	LIBOR + 3.25%
Class F	$46,691,000	LIBOR + 3.55%
Total	$312,667,000	LIBOR + 1.92% blended effective interest rate

As part of the securitization transaction, an indirect subsidiary of Silver Bay entered into a loan agreement as described below. The loan was subsequently deposited into a trust in exchange for the pass-through certificates. The pass-through certificates represent the entire beneficial interest in the trust and were sold in a private offering through the placement agents retained for the transaction.  The certificates were offered and sold under Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Loan Agreement

The description of the loan herein is qualified in its entirety by reference to the Loan Agreement, filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

On August 12, 2014, SBY 2014-1 Borrower LLC (the “Borrower”), a Delaware limited liability company and an indirect wholly-owned subsidiary of Silver Bay, entered into a Loan Agreement dated as of August 12, 2014 (the “Loan Agreement”) with JPMorgan Chase Bank, National Association (“Lender”). Pursuant to the Loan Agreement, the Borrower borrowed $312,667,000 (the “Loan”) from Lender. The Loan is a two-year, floating rate loan, composed of six floating rate components computed monthly based on one-month LIBOR for each interest period together with a fixed component spread for each of the six components consisting of the pass-through rate on the certificates and servicing fees. Interest on the Loan is paid monthly.

For purposes of computation of the interest accrued on the Loan, the Loan is divided into multiple components designated as “Component A”, “Component B”, “Component C”, “Component D”, “Component E” and “Component F”. The following table sets forth the initial principal amount and interest rate of each such component.

Component	Initial Principal Amount	Interest Rate
Component A	$147,746,000	LIBOR + 1.1355%
Component B	$37,681,000	LIBOR + 1.5855%
Component C	$32,978,000	LIBOR + 2.1855%
Component D	$30,423,000	LIBOR + 2.6355%
Component E	$17,148,000	LIBOR + 3.3855%
Component F	$46,691,000	LIBOR + 3.6855%

The initial maturity date of the Loan is September 9, 2016 (the “Initial Maturity Date”). The Borrower has the option to extend the Loan beyond the Initial Maturity Date for three successive one year terms, provided that there is no event of default under the Loan Agreement on each maturity date, the Borrower obtains a replacement interest rate cap agreement in a form reasonably acceptable to Lender and the Borrower complies with the other terms set forth in the Loan Agreement.

The Loan proceeds were distributed to Silver Bay Operating Partnership L.P. (the “Operating Partnership”), Silver Bay’s wholly owned operating partnership, and were used primarily to repay the entirety of Silver Bay’s outstanding revolving credit facility. The remaining proceeds will be used for working capital and other corporate purposes, including the acquisition, financing and renovation of properties.

The Loan is secured by first priority mortgages on a portfolio of 3,089 single-family properties (collectively, the “Properties”) owned by Borrower and the equity interests of Borrower. The amounts outstanding under the Loan and certain obligations contained therein are guaranteed by the Operating Partnership only in the case of certain bad acts (including bankruptcy) as outlined in the transaction documents.

The Loan Agreement requires that the Borrower comply with various affirmative and negative covenants that are customary for loans of this type, including limitations on indebtedness the Borrower can incur, limitations on sales and dispositions of Borrower’s properties that secure the Loan and various restrictions on the use of cash generated by the operations of the properties owned by the Borrower while the Loan is outstanding.

In the ordinary course of business, Lender and affiliates of the placement agents in the certificate offering have performed, and may in the future from time to time perform, investment banking, advisory or other financial services for Silver Bay and its subsidiaries for which such affiliates received or may receive customary fees and reimbursement of expenses.

Item 9.01                                                            Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan Agreement dated as of August 12, 2014 between SBY 2014-1 Borrower LLC, as Borrower, and JPMorgan Chase Bank, National Association, as Lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ TIMOTHY W. J. O’BRIEN
Timothy W. J. O’Brien
General Counsel and Secretary

Date: August 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement dated as of August 12, 2014 between SBY 2014-1 Borrower LLC, as Borrower, and JPMorgan Chase Bank, National Association, as Lender